Exhibit 5.1

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

November 5, 2008

Virginia Electric and Power Company

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have advised Virginia Electric and Power Company, a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, as amended (File No. 333-130932) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the Company’s senior debt securities to be offered from time to time by the Company on terms to be determined at the time of the offering, and (ii) the issuance by the Company of up to $700,000,000 aggregate principal amount of the Company’s 2008 Series B 8.875% Senior Notes due 2038 (the “Notes”) as described in the Company’s Prospectus, dated January 9, 2006, which is a part of the Registration Statement, and Prospectus Supplement, dated November 3, 2008 (the “Prospectus Supplement”). The Notes are being issued under an indenture dated as of June 1, 1998 (the “Base Indenture”), between the Company and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Indenture Trustee”), as heretofore supplemented and amended and as further amended by the Nineteenth Supplemental and Amending Indenture pertaining to the Notes and making amendments to the Base Indenture to permit appointment of a trustee for a series of Securities (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Indenture Trustee and U.S. Bank National Association (the “Series Trustee”), and resolutions of the Board of Directors of the Company adopted January 9, 2006 and November 3, 2008, and are being offered to the public in accordance with an Underwriting Agreement, dated November 3, 2008, among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

Virginia Electric and Power Company

On the basis of such examination and review, we advise you that, in our opinion, when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement and the Prospectus Supplement, and assuming due authentication thereof by the Series Trustee or the Authenticating Agent in accordance with the provisions of the Indenture, as amended and supplemented, the Notes will constitute valid and binding obligations of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP